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                                                                    EXHIBIT 4.10

                     XINTIANYOU SOFTWARE LICENSING AGREEMENT

     This Software Licensing Agreement (this "Agreement") is entered into by and between the following Parties on January 1, 2006 ("Effective Date") in Shanghai:

     SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD., a corporation organized and existing under the laws of the People's Republic of China (the "PRC") and having its registered address at No.1 Office Building, No.690 Bibo Road, Pudong New Area, Shanghai, the PRC ("Shengqu" or the "Licensor");

     SHANGHAI SHANDA NETWORKING CO., LTD., a corporation organized and existing under the laws of the PRC and having its registered address at Room 402-B, 727 Zhangjjiang Road, Pudong New Area, Shanghai, the PRC ("Shanda Networking");

     NANJING SHANDA NETWORKING CO., LTD., a corporation organized and existing under the laws of the PRC and having its registered address at Room 801, High-technology Area, Nanjing, the PRC ("Nanjing Shanda"); and

     HANGZHOU BIANFENG NETWORKING CO., LTD., a corporation organized and existing under the laws of the PRC and having its registered address at Floor 18, 160 Tianmushan Road, Hangzhou, Zhejiang, the PRC ("Bianfeng Networking").

     For the purpose of this Agreement, Shanda Networking, Nanjing Shanda and Bianfeng Networking shall be referred to collectively as the "Licensees".

                                    RECITALS

     WHEREAS, The Licensor owns the software program of Licensed Software (as defined below);

     WHEREAS, Shanda Networking, Nanjing Shanda and Bianfeng Networking desire to license the Licensed Software;

     WHEREAS, The Licensor is willing to license the Licensed Software to Shanda Networking, Nanjing Shanda and Bianfeng Networking.

NOW AND THEREFORE, the parties through consultations agree as the follows:


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1    DEFINITIONS

The terms concerned used in this Agreement are hereby defined as follows:

1.1 "Authorized Personnel" means the employees of the Licensees and personnel from third parties who work on behalf of the Licensees under a contract (which shall include confidentiality clause) entered into and between the Licensees and the third party.

1.2 "Central-south China" shall mean the provinces of Henan, Hunan, Hubei, Guangdong and Hainan and the Guangxi autonomous region.

1.3 "Confidential Information" means the technical information and management information which have not been publicly disclosed, can bring economic benefits to obligees, have practicability and are subject to the confidential measures adopted by the obligees, including but not limited to computer software, technical parameter, price list, design, software documentation, manuals, models and account tables.

1.4 "Designated Computer" means the computers and the upgraded computers thereof installed in the offices of the Licensees.

1.5 "East China" shall mean the provinces of Jiangsu, Zhejiang, Anhui, Fujian, Jiangxi and Shandong and Shanghai Municipality.

1.6 "Licensed Program" means the executable processing programs of licensed information, which is composed of various modules in the Licensed Software package provided by the Licensor.

1.7 "Licensed Information" means any information concerning the Licensed Program, which is owned by the Licensor and is licensed to the Licensees together with the Licensed Program. Licensed Information includes such information as input form, user manual, interface format and input/output format and is delivered to and used by the Licensees as confidential information or proprietary property of the Licensor.

1.8 "Licensed Software" mean the Xintianyou 1.0, which include the Licensed Program and Licensed Information.

1.9 "North China" shall mean Beijing and Tianjin Municipalities, Hebei and Shanxi [CHINESE CHARACTERS] provinces and the Inner Mongolia autonomous region.

1.10 "North-east China" shall mean the territory of Liaoning, Jilin and Heilongjiang Provinces.

1.11 "North-west China" shall mean the provinces of Shanxi [CHINESE CHARACTERS], Gansu and Qinghai, and the Ningxia and Xinjiang autonomous regions.


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1.12 "South-west China" shall mean the provinces of Sichuan, Guizhou and Yunnan,
     Chongqin Municipality and the Tibet autonomous region.

1.13 "Territory" shall mean Ease China, North-east China, North China, North-west China, South-west China and Central-south China.

1.14 "Upgrade Version" means the Licensed Software comprising of Licensed Program and/or the Licensed Information to which updating, enhancements, corrections, additions of BUG patches or other changes have been made. The exterior form of the Update Version is reflected by changes to the version numbers. For an example, in the version number 2.1.3, a change in the first number from left to right means the occurrence of a bigger version of the software, a change in the second number means substantial improvements to the software performance, and a change in the third number means slight improvements to the software performance.

2    GRANT OF LICENSE AND LIMITATIONS

     License to Use the Licensed Software. In accordance with the terms and conditions hereof, the Licensor agrees to grant to (i) Shanda Networking a license for North China, North-west China and South-west China, (ii) Nanjing Shanda a license for Central-south China and East China, and (iii) Bianfeng Networking a license for North-east China, to install and operate the Licensed Software on the Designated Computers and to grant to its customers the right to use such software system.

3    FEES

3.1 In consideration of the license granted by the Licensor of the Licensed Software, now (i) Shanda Networking agrees to pay installation fee of RMB 720,000 to Shengqu; (ii) Nanjing Shanda agrees to pay installation fee of RMB 2,520,000 to Shengqu; and (iii) Bianfeng Networking agrees to pay fees installation fee of RMB 360,000 to Shengqu.

3.2 Shengqu shall deliver the invoice to the Licensees within fifteen (15) days after the receipt of such installation fees.

4    MONTHLY PAYMENTS

4.1 From the first month after the installation of the Licensed Software on the Designated Computer, the Licensee shall in addition pay the Licensor a revenue sharing fee, the calculation formula of which is: revenue sharing fee = sales revenue realized by the Licensee through the use of computers which have installed the Licensed Software x 5%.


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4.2  Subsequent to the installation and formal operation of the Licensed
     Software, the Licensee shall pay the Licensor revenue sharing fee on a monthly basis, and payment of the revenue sharing fee of each month shall be made within fifteen (15) days of the end of such month.

4.3 Shengqu shall deliver the invoice to the Licensees within fifteen (15) days after the receipt of such installation fees.

5    ORIGINALITY WARRANTY

5.1 The Licensor warrants that the Licensed Software does not infringe any copyright, patent or trademark or proprietary information of any third Party.

5.2 In the event of any legal proceedings or claims by a third party against the Licensees alleging an infringement of any PRC copyright, patent or trade secrets owned by such third party in connection with the use of the Licensed Software or any part thereof within the scope of the license hereunder, the Licensor will reimburse the Licensees for any cost, expense and loss and the litigation fees and attorney fees payable by the Licensees according to the final court, provided that (a) the Licensees promptly inform the Licensor of the claims relating to said infringements, (b) the Licensees grants the Licensor full authorization and provide the Licensor with all information and assistance necessary for enabling the Licensor to defend the claims, and (c) the Licensor has full control over the defending of the claims and the negations relating to the compromise and settlement of the claims.

5.3 If the Licensees's use of the Licensed Software will infringe or in the Licensor's opinion is likely to infringe the copyright, patent or trade secrets alleged by the third party in the above mentioned claims, the Licensor shall be entitled to adopt any measures to enable the Licensees to continue to use the Licensed Software, or the Licensor may replace it with substitutes or modify the Licensed Software so that it will be free of infringement and at the same time it can achieve the equivalent function as the Licensed Software.

5.4 Notwithstanding anything provided herein, the Licensor shall not be liable for infringement of copyright, patent or trade secret arising out of any of the following circumstances:

(a) The latest version of the Licensed Software, which is free of said infringement, has been provided to the Licensees for free without any changes, and the Licensees still uses other versions;

(b) The program and data of the Licensed Software has been provided to the Licensees based on thorough studying. The licensees uses the Licensed Software together with other program or dada, and had the Licensees not done so, said infringement would


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     have been avoided. However, the Licensees fails to avoid the use of the
     Licensed Software together with other program and data;

(c) The Licensees uses the Licensed Software on computers other than the Designated Computer.

6    TERM AND TERMINATION

6.1 The term of this Agreement shall be one (1) years from date on which this Agreement is signed by all parties hereto. During the term of this Agreement the Licensees shall not unanimously terminate this Agreement.

6.2 The Software Licensing Agreement entered into by the Licensor and the Licensees dated on December 28, 2004 will be terminated upon the Effective Date.

7    APPLICABLE LAWS

     This Agreement shall be governed by the laws of the People's Republic of China.

8    GENERAL PROVISIONS

     This Agreement and the exhibits hereof signed by the Parties constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof, merges all discussions between them and supersedes and replaces any and every other prior or contemporaneous agreement, understanding or negotiation that may have existed between the Parties. No amendment to this Agreement shall be effective until the Parties mutually agree in the form of a written instrument.

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IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed and delivered by a duly authorized representative as of the date first above written.

SHENGQU INFORMATION TECHNOLOGY
(SHANGHAI) CO., LTD.


By:
    ---------------------------------
Name: Chen Tianqiao
Title: Chief Executive Officer


SHANGHAI SHANDA NETWORKING CO., LTD.


By:
    ---------------------------------
Name: Chen Danian
Title: Senior Vice President


NANJING SHANDA NETWORKING CO., LTD.


By:
    ---------------------------------
Name: Tang Jun
Title: President


HANGZHOU BIANFENG NETWORKING CO., LTD.


By:
    ---------------------------------
Name: Wang Jingying
Title: Senior Vice President


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